Microsystems

27 Drydock Avenue
Boston, Massachusetts 02210-2377

Phone: (617) 695-0137
Fax: (617) 695-0984
Web: www.Angstrom.com

Consulting Agreement

This Consulting Agreement (the "Agreement"), made this 5st day of April, 2007 is entered into by Angstrom Microsystems, Inc. (the "Company"} and Keith Johnson, residing at 39 Pond Brook Circle, Weston, MA, 02493 (the "Consultant"), collectively the Parties (The "Parties").

INTRODUCTION

The Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company. The parties agree as follows:

1. **Services.** The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to the services specified on Schedule A to this Agreement

2. **Term.** This Agreement shall commence on the date hereof and shall continue until December 31, 2007, unless sooner terminated in accordance with the provisions of Section 4.

3. **Compensation.**

   3.1. Consulting Fees. The Company shall pay to the Consultant a consulting fee of $3,000 (three thousand dollars) per month, payable in full on or before the last business day of any month. Additionally, the Company shall pay the Consultant a 10% (ten percent) Commission, (The "Commission"), of all gross revenues secured during the term of this Agreement for those organizations mutually agreed upon in schedule A. Gross revenues shall be defined as all monies obtained from sales of LiquiCool, air cool, MaxPowerSmart, and AccelaServer products; all licensing deals; all acquisitions; and all funding. The Commission shall not apply to the Company's existing clients in the entertainment industry and existing prospect list of air cool clients. The Company shall provide the Consultant with a list of these air cool prospects. The Company shall pay the Consultant a 5% (five percent) Commission on EMC and any existing air-cool deals where the Company requests help from the Consultant.

SCHEDULE A

Consultant's primary activity will be to help The Company secure funding and or revenues needed for the execution of its business plan. Consultant's activities will include scheduling and attending meetings, participating in strategy sessions with the Company, and assisting in the negotiation of terms and the structure of the financing.

Consultant will focus on the following organizations to secure licensing deals, acquisition offers and funding:

> Information technology companies including EMC, HP, IBM, Intel, Sun, AMD, Network Appliances, Fabric 7, Netezza, Dell, ~~NEC,~~ and ~~Fujitsu~~; venture capital firms including Matrix Partners, Masthead Ventures, Highland Capital, Kodiak Ventures, North Bridge Capital, Charles River Ventures, Ascent Ventures, Sigma Partners and Commonwealth Capital.

Additionally The Consultant will focus on selling the Company's existing and near term new products to clients mutually agreed upon between the parties. Such prospect list shall be mutually agreed upon within 10 days of the effective date of this Agreement and new names shall be added at any time with the mutual agreement of both Parties.

The above lists can be added to by written mutual agreement of the parties.

3.2. Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of his services under this Agreement.

3.3. Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

4. **Termination.** Either Party may without prejudice to any right or remedy it may have due to failure of the other Party to perform his obligations under this Agreement, terminate the Agreement upon 30 days' prior written notice to the other Party. In the event of such termination, the Consultant shall be entitled to reimbursement for expenses paid or incurred prior to the effective date of termination. In the event of termination the Company will compensate the Consultant in accordance with Section 3.1 if revenues and funding is received within one year from a source listed on Schedule A to this Agreement.

5. **Independent Contractor Status.** The Consultant shall perform all services under this Agreement as an "independent contractor" and not as an agent or employee of the Company. The Consultant is not authorized to assume or create any obligation or responsibility. express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

6. **Notices.** All notices under this Agreement shall be in writing

7. **Entire Agreement.** This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.

8. **Successors and Assigns.** This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligation of the Consultant are personal and shall not be assigned by him.

9. **Miscellaneous.** The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

Angstrom Microsystems, Inc.

By: ______________________
Name: Lalit Jain
Title: President and CEO

Keith Johnson
____